UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2010

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01                       Other Events.

On January 20, 2010, Carlisle Companies Incorporated (the “Company”) announced its decision to end the sale process for the power transmission belt business conducted by the wholly-owned subsidiary Carlisle Power Transmission Products and combine the belt business with the tire and wheel business conducted by the wholly-owned subsidiary Carlisle Tire & Wheel Company.  The Company announced plans to dispose of the power transmission belt business on April 16, 2008.  Beginning in the second quarter of 2008 and through the third quarter of 2009, the belt business had been classified as a “discontinued operation”.  In the fourth quarter of 2009 the belt business will be reported as a continuing operation within the tire and wheel business.

In connection with its determination to combine the power transmission belt and tire and wheel businesses, the Company has estimated that the following pre-tax non-cash charges will be incurred in the fourth quarter 2009: (i) $3.2 million reduction in the value of certain long-lived assets representing the difference between their current carrying value and their carrying value before classification as held for sale, adjusted for depreciation expense that would have been recognized had the assets been continuously classified as held and used, and (ii) $3.2 million of restructuring charges.  The Company will also  record pre-tax cash charges of  $0.3 million  for severance and other items that occurred in the fourth quarter 2009.

The Company’s integration plans could result in additional asset impairments, contract termination costs, severance and other related charges depending upon the final outcome of the integration process. Any such charges are expected to be reported in 2010.

On January 20, 2010, the Company issued a press release announcing its decision to combine the belt and tire and wheel businesses.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                       Financial Statements and Exhibits

(d)         Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 22, 2010	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford
Steven J. Ford, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release announcing Carlisle Companies Incorporated’s decision to combine its power transmission belt and tire and wheel businesses.